Exhibit 99

PRESS RELEASE

Contact: Niki Schaumberg

Chief Financial Officer

(262) 542-4448

FOR IMMEDIATE RELEASE

FFBW, INC. ANNOUNCES

CLOSING OF OFFERING AND FINAL EXCHANGE RATIO

Waukesha, Wisconsin – January 16, 2020 – FFBW, Inc., a federal corporation (“Old FFBW”) (Nasdaq: FFBW), the holding company for First Federal Bank of Wisconsin (the “Bank”), announced today that the offering of FFBW, Inc., a Maryland corporation, (“New FFBW”) which was conducted in connection with the conversion of FFBW, MHC (the “MHC”) closed on January 16, 2020. As was previously disclosed, the offering was completed at the maximum of the offering range (4,268,570 shares of common stock at $10.00 per share).

Old FFBW also announced the finalization of the exchange ratio. At the effective time of the conversion, each share of Old FFBW’s common stock, other than shares owned by the MHC, will be converted into 1.1730 shares of New FFBW common stock.

The shares of Old FFBW’s common stock will continue to trade on the Nasdaq Stock Market under the trading symbol “FFBW” through the closing of the market on Thursday, January 16, 2020 and it is anticipated that the shares of New FFBW common stock will begin to trade on the Nasdaq Capital Market under the same symbol “FFBW” beginning on Friday, January 17, 2020.

If you have any questions regarding the offering or the conversion, please call the Stock Information Center at (844) 977-0092. The Stock Information Center is open from 9:00 a.m. to 3:00 p.m., Central Time, Monday through Friday.

Forward-Looking Statements

This press release contains certain forward-looking statements about the conversion and reorganization. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include: delays in consummation of the transactions contemplated by the Plan of Conversion and Reorganization; risks related to the real estate and economic environment, particularly in the market areas in which Old FFBW operates; fiscal and monetary policies of the U.S. Government; changes in government regulations affecting financial institutions, including regulatory compliance costs and capital requirements; changes in prevailing interest rates; credit risk management; asset-liability management; and other risks described in Old FFBW’s and New FFBW’s filings with the Securities and Exchange Commission.

Old FFBW wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Old FFBW wishes to advise readers that the factors listed above could affect Old FFBW’s financial performance and could cause Old FFBW’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. Old FFBW does not undertake and specifically declines any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.